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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Administrator of the
CIBER, Inc. Savings 401(k) Plan:

        We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-81320 and 333-61287) of CIBER, Inc. of our report dated May 30, 2003, relating to the statement of net assets available for benefits of the CIBER, Inc. Savings 401(k) Plan as of December 31, 2002, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2003 annual report on Form 11-K of the CIBER, Inc. Savings 401(k) Plan.

                      KPMG LLP

Denver, Colorado
June 22, 2004

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Consent of Independent Registered Public Accounting Firm